EXHIBIT 99.1
Ranger Energy Services, Inc. Announces Q2 2025 Results

HOUSTON, TX--(July 28, 2025) - Ranger Energy Services, Inc. (NYSE: RNGR) (“Ranger” or the “Company”) announced today its results for the second quarter ended June 30, 2025.
Second Quarter 2025 Highlights
–Revenue of $140.6 million, a 2% increase from $138.1 million in the second quarter of 2024, and a 4% increase from $135.2 million in the first quarter of 2025
–Net income of $7.3 million, or $0.32 per fully diluted share, an increase from $4.7 million in the second quarter of 2024, or $0.21 per share and an increase of $6.7 million from $0.6 million in the first quarter 2025, or $0.03 per fully diluted share
–Adjusted EBITDA(1) of $20.6 million with 14.7% Adjusted EBITDA margin, an improvement of 33% from $15.5 million reported in the first quarter of 2025 and down 2% from $21.0 million in the second quarter of 2024
–Free Cash Flow(2) of $14.4 million, or $0.63 per share, with available cash of $48.9 million and $120.1 million of total liquidity at the end of the quarter with $3.3 million of cash used to repurchase 278,100 shares
–Announced technological step forward with next generation electrified workover rig, Ranger ECHO, bringing to bear differentiated operating efficiency and safety in the space
Management Comments
Stuart Bodden, Ranger’s Chief Executive Officer, commented, “Our second quarter results continue to demonstrate our resiliency as a through-cycle, production focused oilfield services company. Our strong presence in the Permian, the premier oil and gas basin in the Lower 48, and longstanding relationships with blue-chip operators both contributed to another quarter of consistent financial performance. Despite broader macroeconomic headwinds and a decline in crude pricing into the $60s, our high-quality asset base and best-in-class crews saw increased activity levels exiting winter and produced more than $20
1 “Adjusted EBITDA” is not presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”). The Company defines Adjusted EBITDA as net income or loss before net income expense, income tax provision or benefit, depreciation and amortization, equity-based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at: www.rangerenergy.com
2 “Free Cash Flow” is not presented in accordance with U.S. GAAP and should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. The Company defines Free Cash Flow as net cash provided by operating activities before purchase of property and equipment. A Non-GAAP supporting schedule is included with the statements and schedules attached to this press release and can also be found on the Company's website at www.rangerenergy.com.

EXHIBIT 99.1
million in adjusted EBITDA. Ranger’s year over year performance clearly illustrates our ability to successfully navigate market pullbacks given our production exposure.
“Our flagship High Specification Rigs business delivered yet another record for rig hours in the face of declining drilling rig and frac crew counts and our Ancillary segment had several service lines show steady activity with improvements from the first quarter, including our Rentals and Torrent businesses. Coil Tubing rebounded out of the winter during the quarter and is expected to continue to post meaningful margins through the remainder of the year.
“Our Wireline segment revenue rebounded and grew 28% from the prior quarter and returned to a positive EBITDA contribution. Our Wireline leadership continues to explore ways to further reduce our cost structure, increase our customer reach into higher margin services, and create opportunities for profitability.”

Mr. Bodden continued, “Most importantly, today we are excited to announce the launch of our next generation hybrid e-rig, the ECHO rig. We talk regularly about our commitment to Lead the Way among well services providers, and our ECHO rig design is the best evidence of that to date. The ECHO rig delivers a new design to convert our existing Taylor rigs, a brand unique to Ranger, into a next generation hybrid rig refurbished with cutting edge electrification technology. Early in 2025, Ranger committed to converting two of these rigs and has secured contracts for both rigs with premier customers including capital payback features. These rigs include compelling technology such as battery-powered operations, regenerative breaking and the ability to operate with no emissions or infrastructure modifications where in-field power is available. These rigs are anticipated to be deployed by the end of the third quarter and we believe mark a turning point for the future of workover operations.
“We went into this year expecting a similar macro environment to 2024, but unfortunately several catalysts have resulted in incremental softness and activity declines. Ranger will not be entirely immune to this softness, but would point to our second quarter results as an illustration of our laser focus on cost control and resilient business model. As we enter the second half of the year, we see continued stability in activity levels during the third quarter, however the fourth quarter is unpredictable in the current market backdrop.
Mr. Bodden concluded, “Regardless of an inconsistent macro environment, Ranger has a track record of targeted capital investments tied to customer opportunities, and our ECHO rig is another example of that investment. We will continue to hold our balance sheet strength as a high priority and, through our share repurchase program, seize opportunities to return value to our shareholders. Additionally, we remain committed to growing our business both organically and inorganically, developing technology and pursuing accretive M&A activity.”
CAPITAL RETURNS AND GOVERNANCE UPDATE
Year to date through June 30th, the Company has repurchased 278,100 shares of stock for a total value of $3.3 million at an average price of $12.01 per share. Since the share repurchase program’s inception in 2023 through the end of the second quarter of 2025, the Company has repurchased a total of 3,603,900 shares, for a total value of $38.1 million, net of tax. Additionally, today the Ranger Board of Directors declared this quarter’s cash dividend of $0.06 per share payable on August 22, 2025, to common stockholders of record at the close of business on August 8, 2025 reinforcing our commitment to a consistent return of capital each and every quarter.

EXHIBIT 99.1
PERFORMANCE SUMMARY
For the second quarter of 2025, revenue was $140.6 million, an increase from $138.1 million in the prior year period, and an increase from the prior quarter of $135.2 million. Quarter over quarter increases are attributable to increased revenues across Wireline Services and Processing Solutions and Ancillary Services segments. Cost of services for the second quarter of 2025 was $115.0 million, or 82% of revenue, flat compared to the prior year period. General and administrative expenses were $7.0 million for the second quarter of 2025, relatively flat with the prior quarter and the prior year period.
Net income totaled $7.3 million for the second quarter of 2025 compared to $4.7 million in the prior year period and $0.6 million in the prior quarter. Fully diluted earnings per share was $0.32 for the second quarter of 2025 compared to $0.21 in the prior year period and $0.03 in the prior quarter.
Adjusted EBITDA of $20.6 million for the second quarter of 2025, a decrease of $0.4 million from $21.0 million in the prior year period, and an increase of $5.8 million from $15.5 million in the prior quarter. The year over year decrease was driven by slightly lower margins across most segments. Quarter over quarter increases were driven primarily by improved revenues in Wireline and Processing Solutions and Ancillary Services segments and improved margins across all segments.
BUSINESS SEGMENT FINANCIAL RESULTS
High Specification Rigs
High Specification Rigs segment revenue was $86.3 million in the second quarter of 2025, an increase of $3.6 million relative to the prior year period and a decrease of $1.2 million relative to the prior quarter revenue of $87.5 million. Rig hours were up to 117,000 from 113,100 in the prior year period and slightly increased from 115,700 in the prior quarter. Hourly rig rates increased by 1% to $738 from $732 in the prior year period largely due to the addition of incremental rental equipment to rig packages deployed. Hourly rig rates slightly decreased by 2% from $756 per hour in the prior quarter, due to asset mix and rig packaging changes reflecting relatively consistent pricing levels quarter over quarter.
Operating income was $12.0 million in the second quarter of 2025, an increase of $0.2 million, or 2% compared to $11.8 million in the prior year period, and flat compared to the prior quarter. Adjusted EBITDA was $17.6 million in the second quarter, down from $18.7 million in the prior year period and up from $17.4 million in the prior quarter.
Processing Solutions and Ancillary Services
Processing Solutions and Ancillary Services segment revenue was $32.2 million in the second quarter of 2025, up $1.7 million, or 6% from $30.5 million in the prior quarter and up $1.3 million, or 4% from $30.9 million for the prior year period. The increase from the prior year period was largely attributable to increased operational activity in Coil Tubing and Torrent service lines. The increase from the prior quarter was largely attributable to increased operational activity in our Coil Tubing service line.
Operating income in this segment was $4.5 million in the second quarter, down from $5.2 million in the prior year period and up from $3.3 million in the prior quarter. Adjusted EBITDA was $6.6 million, down from $7.3 million in the prior year period and up from $5.6 million in the prior quarter.
Wireline Services
Wireline Services segment revenue was $22.1 million in the second quarter of 2025, down $2.4 million or 10% compared to $24.5 million in the prior year period, and up $4.9 million or 28% compared to $17.2

EXHIBIT 99.1
million in the prior quarter. Our Completions service line reported completed stage counts of 2,500, an increase of 47% compared to 1,700 in the prior year period and 79% compared to 1,400 for the prior quarter.
Operating loss was $1.2 million in the second quarter, down $1.4 million from an operating loss of $2.6 million in the prior year period and down $4.6 million from an operating loss of $5.8 million in the prior quarter. Adjusted EBITDA was $1.6 million, up from $0.4 million in the prior year period and up from a loss of $2.3 million for the prior quarter.

BALANCE SHEET, CASH FLOW AND LIQUIDITY
As of June 30, 2025, the Company had $120.1 million of liquidity, consisting of $71.2 million of capacity on its revolving credit facility and $48.9 million of cash on hand. This compares to December 31, 2024 when the Company had $112.1 million of liquidity, consisting of $71.2 million of capacity on its revolving credit facility and $40.9 million of cash on hand. The Company had no borrowings under its loan facility as of June 30, 2025.
Cash provided by Operating Activities for the second quarter of 2025 is $31.3 million, compared to $34.1 million in the same quarter of 2024. The Company’s Free Cash Flow(2) of $17.8 million for year to date 2025 compares to Free Cash Flow(2) of $12.3 million in the prior year period primarily due to reduced capital expenditures.
The Company had capital expenditures of $13.5 million for year to date 2025, compared to $21.8 million in the prior year period. Part of our investment in capital expenditures to date includes milestone payments on the announced Ranger ECHO rigs.

EXHIBIT 99.1
Conference Call
The Company will host a conference call to discuss its second quarter 2025 results on Tuesday, July 29, 2025, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time). To join the conference call from within the United States, participants may dial 1-833-255-2829, or participants may dial 1-412-902-6710 from outside the United States. To listen via live webcast, please visit the Investor Relations section of the Company’s website, www.rangerenergy.com. Participants are encouraged to log in to the webcast or dial in to the conference call prior to the start time. An audio replay of the conference call will be available shortly after the conclusion of the call and will remain available for approximately seven days through the Investor Relations section of the Company’s website.
About Ranger Energy Services, Inc.
Ranger is one of the largest providers of high specification mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry. Our services facilitate operations throughout the lifecycle of a well, including the completion, production, maintenance, intervention, workover and abandonment phases.
Cautionary Statement Concerning Forward-Looking Statements
Certain statements contained in this press release constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this press release, regarding our strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words “may,” “should,” “intend,” “could,” “believe,” “anticipate,” “estimate,” “expect,” “outlook,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements represent Ranger’s expectations or beliefs concerning future events, and it is possible that the results described in this press release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ranger’s control. Should one or more of these risks or uncertainties described occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements.
Our future results will depend upon various other risks and uncertainties, including, but not limited to, those detailed in our current and past filings with the U.S. Securities and Exchange Commission (“SEC”). These documents are available through our website or through the SEC’s Electronic Data Gathering and Analysis Retrieval system at www.sec.gov. These risks include, but are not limited to, the risks described under “Part I, Item 1A, Risk Factors” in our Annual Report on 10-K filed with the SEC on March 5, 2024, and those set forth from time-to-time in other filings by the Company with the SEC.
All forward looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, any forward-looking statement speaks only as of the date on which it is made. We disclaim any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this cautionary statement, to reflect events or circumstances after the date of this press release.

EXHIBIT 99.1

Company Contact:
Melissa Cougle
Executive Vice President and Chief Financial Officer
(713) 935-8900
InvestorRelations@rangerenergy.com

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share and per share amounts)

	Three Months Ended March 31,	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2025	2024	2025	2024
Revenue
High Specification Rigs	$87.5	$86.3	$82.7	$173.8	$162.4
Wireline Services	17.2	22.1	24.5	39.3	57.3
Processing Solutions and Ancillary Services	30.5	32.2	30.9	62.7	55.3
Total revenue	135.2	140.6	138.1	275.8	275.0

Operating expenses
Cost of services (exclusive of depreciation and amortization):
High Specification Rigs	70.1	68.7	65.3	138.8	131.6
Wireline Services	20.3	20.7	24.2	41.0	56.8
Processing Solutions and Ancillary Services	25.0	25.6	23.7	50.6	45.6
Total cost of services	115.4	115.0	113.2	230.4	234.0
General and administrative	7.1	7.0	6.9	14.1	13.6
Depreciation and amortization	10.6	10.9	11.0	21.5	22.2
Impairment of assets	0.4	—	—	0.4	—
(Gain) loss on sale of assets	0.7	(0.9)	(0.3)	(0.2)	(1.6)
Total operating expenses	134.2	132.0	130.8	266.2	268.2

Operating income	1.0	8.6	7.3	9.6	6.8

Other income and expenses
Interest expense, net	0.5	0.1	0.6	0.6	1.4
Other income, net	—	(1.6)	—	(1.6)	—
Total other expenses (income), net	0.5	(1.5)	0.6	(1.0)	1.4

Income before income tax expense	0.5	10.1	6.7	10.6	5.4
Income tax expense (benefit)	(0.1)	2.8	2.0	2.7	1.5
Net income	0.6	7.3	4.7	7.9	3.9

Income per common share:
Basic	$0.03	$0.33	$0.21	$0.35	$0.17
Diluted	$0.03	$0.32	$0.21	$0.35	$0.17
Weighted average common shares outstanding
Basic	22,308,855	22,457,455	22,364,422	22,384,737	22,363,364
Diluted	23,111,467	22,673,369	22,480,448	22,714,732	22,488,177

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions, except share and per share amounts)

	June 30, 2025	December 31, 2024
Assets
Cash and cash equivalents	$48.9	$40.9
Accounts receivable, net	69.5	68.4
Contract assets	18.5	16.7
Inventory	5.6	5.7
Prepaid expenses and other current assets	8.7	11.4
Assets held for sale	0.4	0.8
Total current assets	151.6	143.9

Property and equipment, net	218.6	224.3
Intangible assets, net	5.2	5.6
Operating leases, right-of-use assets	5.3	7.0
Other assets	1.0	0.8
Total assets	$381.7	$381.6

Liabilities and Stockholders' Equity
Accounts payable	23.6	27.2
Accrued expenses	28.3	28.2
Other financing liability, current portion	0.7	0.7
Long-term debt, current portion	—	—
Short-term lease liability	8.7	8.7
Other current liabilities	—	0.4
Total current liabilities	61.3	65.2

Long-term lease liability	12.9	14.1
Other financing liability	9.9	10.3
Deferred tax liability	20.7	18.2
Total liabilities	$104.8	$107.8

Commitments and contingencies

Stockholders' equity
Preferred stock, $0.01 per share; 50,000,000 shares authorized; no shares issued and outstanding as of June 30, 2025 and December 31, 2024	—	—
Class A Common Stock, $0.01 par value, 100,000,000 shares authorized; 26,392,290 shares issued and 22,236,562 shares outstanding as of June 30, 2025; 26,130,574 shares issued and 22,252,946 shares outstanding as of December 31, 2024	0.3	0.3
Class B Common Stock, $0.01 par value, 100,000,000 shares authorized; no shares issued or outstanding as of June 30, 2025 and December 31, 2024	—	—
Less: Class A Common Stock held in treasury at cost; 4,155,728 treasury shares as of June 30, 2025 and 3,877,628 treasury shares as of December 31, 2024	(41.9)	(38.6)
Retained earnings	47.3	42.2
Additional paid-in capital	271.2	269.9
Total controlling stockholders' equity	276.9	273.8
Total liabilities and stockholders' equity	$381.7	$381.6

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(in millions)

	Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities
Net income (loss)	$7.9	$3.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	21.5	22.2
Equity based compensation	3.2	2.7
Gain on sale of assets	(0.2)	(1.6)
Impairment of assets	0.4	—
Deferred income tax expense (benefit)	2.5	1.2
Other expenses	0.9	0.6
Changes in operating assets and liabilities
Accounts receivable, net	(1.3)	15.1
Contract assets	(1.8)	(4.3)
Inventory	(0.1)	(0.1)
Prepaid expenses and other current assets	2.7	3.2
Other assets	1.2	0.7
Accounts payable	(3.6)	(7.4)
Accrued expenses	(0.3)	(1.3)
Other current liabilities	(1.7)	(1.2)
Other long-term liabilities	—	0.4
Net cash provided by operating activities	31.3	34.1

Cash Flows from Investing Activities
Purchase of property and equipment	(13.5)	(21.8)
Proceeds from disposal of property and equipment	1.9	1.5
Net cash used in investing activities	(11.6)	(20.3)

Cash Flows from Financing Activities
Borrowings under Revolving Credit Facility	0.2	11.4
Principal payments on Revolving Credit Facility	(0.2)	(11.4)
Principal payments on financing lease obligations	(3.4)	(2.6)
Principal payments on other financing liabilities	(0.3)	(0.3)
Dividends paid to Class A Common Stock shareholders	(2.8)	(2.3)
Shares withheld for equity compensation	(1.9)	(1.7)
Payments on Other Installment Purchases	—	(0.1)
Repurchase of Class A Common Stock	(3.3)	(13.8)
Net cash used in financing activities	(11.7)	(20.8)

Increase (decrease) in cash and cash equivalents	8.0	(7.0)
Cash and cash equivalents, Beginning of Period	40.9	15.7
Cash and cash equivalents, End of Period	$48.9	$8.7

Supplemental Cash Flow Information
Interest paid	$1.0	$0.9
Supplemental Disclosure of Non-cash Investing and Financing Activities
Capital expenditures included in accounts payable and accrued liabilities	$0.1	$0.1
Additions to fixed assets through installment purchases and financing leases	$(3.5)	$(3.7)
Additions to fixed assets through asset trades	$(0.9)	$(4.2)

EXHIBIT 99.1
RANGER ENERGY SERVICES, INC.
SUPPLEMENTAL NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

Note Regarding Non‑GAAP Financial Measure
The Company utilizes certain non-GAAP financial measures that management believes to be insightful in understanding the Company’s financial results. These financial measures, which include Adjusted EBITDA and Free Cash Flow, should not be construed as being more important than, or as an alternative for, comparable U.S. GAAP financial measures. Detailed reconciliations of these Non-GAAP financial measures to comparable U.S. GAAP financial measures have been included below and are available in the Investor Relations sections of our website at www.rangerenergy.com. Our presentation of Adjusted EBITDA and Free Cash Flow should not be construed as an indication that our results will be unaffected by the items excluded from the reconciliations. Our computations of these Non-GAAP financial measures may not be identical to other similarly titled measures of other companies.
Adjusted EBITDA
We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of our operating performance when compared to our peers, without regard to our financing methods or capital structure. We exclude the items listed below from net income or loss in arriving at Adjusted EBITDA because these amounts can vary substantially within our industry depending upon accounting methods, book values of assets, capital structures and the method by which the assets were acquired. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historic costs of depreciable assets, none of which are reflected in Adjusted EBITDA.
We define Adjusted EBITDA as net income or loss before net interest expense, income tax provision or benefit, depreciation and amortization, equity‑based compensation, acquisition-related, severance and reorganization costs, gain or loss on disposal of property and equipment, and certain other non-cash items that we do not view as indicative of our ongoing performance.

EXHIBIT 99.1

The following tables are a reconciliation of net income or loss to Adjusted EBITDA for the respective periods, in millions:

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2025
Net income (loss)	$12.0	$(1.2)	$4.5	$(8.0)	$7.3
Interest expense, net	—	—	—	0.1	0.1
Income tax expense	—	—	—	2.8	2.8
Depreciation and amortization	5.6	2.6	2.1	0.6	10.9
EBITDA	17.6	1.4	6.6	(4.5)	21.1
Equity based compensation	—	—	—	1.7	1.7
Gain on sale of assets	—	—	—	(0.9)	(0.9)
Severance and reorganization costs	—	—	—	0.1	0.1
Acquisition related costs	—	0.2	—	—	0.2
Employee retention credit	—	—	—	(1.6)	(1.6)
Adjusted EBITDA	$17.6	$1.6	$6.6	$(5.2)	$20.6

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended March 31, 2025
Net income (loss)	$12.0	$(5.8)	$3.3	$(8.9)	$0.6
Interest expense, net	—	—	—	0.5	0.5
Income tax benefit	—	—	—	(0.1)	(0.1)
Depreciation and amortization	5.4	2.7	2.2	0.3	10.6
EBITDA	17.4	(3.1)	5.5	(8.2)	11.6
Impairment of assets	—	—	—	0.4	0.4
Equity based compensation	—	—	—	1.5	1.5
Loss on sale of assets	—	—	—	0.7	0.7
Severance and reorganization costs	—	0.6	—	—	0.6
Acquisition related costs	—	0.2	0.1	0.1	0.4
Legal fees and settlements	—	—	—	0.3	0.3
Adjusted EBITDA	$17.4	$(2.3)	$5.6	$(5.2)	$15.5

EXHIBIT 99.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Three Months Ended June 30, 2024
Net income (loss)	$11.8	$(2.6)	$5.2	$(9.7)	$4.7
Interest expense, net	—	—	—	0.6	0.6
Income tax expense	—	—	—	2.0	2.0
Depreciation and amortization	5.6	2.9	2.0	0.5	11.0
EBITDA	17.4	0.3	7.2	(6.6)	18.3
Equity based compensation	—	—	—	1.4	1.4
Gain on sale of assets	—	—	—	(0.3)	(0.3)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.1	—	—	—	0.1
Legal fees and settlements	0.5	—	—	—	0.5
Adjusted EBITDA	$18.7	$0.4	$7.3	$(5.4)	$21.0

		High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	TA	Six Months Ended June 30, 2025
Net income (loss)		$24.0	$(7.0)	$7.8	$(16.9)	$7.9
Interest expense, net		—	—	—	0.6	0.6
Income tax expense		—	—	—	2.7	2.7
Depreciation and amortization		11.0	5.3	4.3	0.9	21.5
EBITDA		35.0	(1.7)	12.1	(12.7)	32.7
Impairment of assets		—	—	—	0.4	0.4
Equity based compensation		—	—	—	3.2	3.2
Gain on sale of assets		—	—	—	(0.2)	(0.2)
Severance and reorganization costs		—	0.6	—	0.1	0.7
Acquisition related costs		—	0.4	0.1	0.1	0.6
Legal fees and settlements		—	—	—	0.3	0.3
Employee retention credit		—	—	—	(1.6)	(1.6)
Adjusted EBITDA		$35.0	$(0.7)	$12.2	$(10.4)	$36.1

	High Specification Rigs	Wireline Services	Processing Solutions and Ancillary Services	Other	Total
	Six Months Ended June 30, 2024
Net income (loss)	$19.6	$(5.5)	$5.7	$(15.9)	$3.9
Interest expense, net	—	—	—	1.4	1.4
Income tax expense	—	—	—	1.5	1.5
Depreciation and amortization	11.2	6.0	4.0	1.0	22.2
EBITDA	30.8	0.5	9.7	(12.0)	29.0
Equity based compensation	—	—	—	2.6	2.6
Gain on sale of assets	—	—	—	(1.6)	(1.6)
Severance and reorganization costs	0.7	0.1	0.1	0.1	1.0
Acquisition related costs	0.3	—	—	0.1	0.4
Legal fees and settlements	0.5	—	—	—	0.5
Adjusted EBITDA	$32.3	$0.6	$9.8	$(10.8)	$31.9

EXHIBIT 99.1
Free Cash Flow
We believe Free Cash Flow is an important financial measure for use in evaluating the Company’s financial performance, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net income as a measure of our performance or net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of Free Cash Flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows.
The following table is a reconciliation of consolidated operating cash flows to Free Cash Flow for the respective periods, in millions:

	Three Months Ended		Six Months Ended
	June 30, 2025	June 30, 2024	June 30, 2025	June 30, 2024
Net cash provided by operating activities	$20.7	$22.1	$31.3	$34.1
Purchase of property and equipment	(6.3)	(15.3)	(13.5)	(21.8)
Free Cash Flow	$14.4	$6.8	$17.8	$12.3